Exhibit 99.1

Contact:
Ben Church
Esperion

734-864-6774

bchurch@esperion.com

Esperion Reports Second Quarter 2020 Financial Results and Provides Company Update

–     Highest Quarterly and First Half Total Revenue in Company History with $214 million in Total YTD Revenue –

–     Strong Capital Position with over $300 Million in Cash –

–     Extraordinary High-Quality Managed Care Coverage with Over 80% Commercial and Over 50% Medicare Part D Formulary Coverage –

–     Consistently High Month-Over-Month Growth for New Medicines With Acceleration in Second Half –

–     Conference Call and Webcast on August 10 at 4:30 P.M. Eastern Time –

ANN ARBOR, Mich., August 10, 2020 (GLOBE NEWSWIRE) -- Esperion (NASDAQ:ESPR) today reported financial results for the second quarter ended June 30, 2020, which included the highest quarterly and first half revenue in Company history and other updates, including the establishment of a strong commercial foundation to further accelerate the launch of NEXLETOL® (bempedoic acid) tablets and NEXLIZET™ (bempedoic acid and ezetimibe) tablets in the second half of 2020.

“Esperion is in a stronger position today than ever before, fortified by the significant business achievements of our Lipid Management Team. We successfully navigated through the unprecedented environment created by the COVID-19 pandemic to launch our first two medicines, deliver on our partnerships in Japan and Europe, and strengthen our balance sheet,” said Tim M. Mayleben, president and chief executive officer of Esperion. “The early feedback from U.S. healthcare providers and payers on NEXLETOL® and NEXLIZET™ has been extraordinary, reflecting strong positioning as affordable, complementary, convenient, oral, once-daily LDL-C lowering medicines and further confirmed by the broad, high-quality managed care coverage we’ve already secured so early in our commercial launch. While stay at home orders that were in effect across the U.S. for most of the quarter shifted the deployment of our field sales team, July prescription volumes demonstrate that all the pieces are now in place for healthcare providers and patients to access our medicines in volume.”

Recent Highlights

Clinical and Regulatory:

•	April 2020: European Commission Marketing Approvals of NILEMDO™ (bempedoic acid) and NUSTENDI™ (bempedoic acid and ezetimibe) tablets for the treatment of hypercholesterolemia and mixed dyslipidemia.

•	July 2020: Pooled LDL-C lowering efficacy analysis from the four Phase 3 clinical studies of NEXLETOL was published in the Journal of the American Medical Association Cardiology.

•	July 2020: For the CLEAR Outcomes global cardiovascular outcomes trial (CVOT), the study has now accumulated almost 50% of events in this event-driven cardiovascular outcomes study.

Commercial:

•	March 30, 2020: U.S. commercial availability of NEXLETOL tablets.

•	June 4, 2020: U.S. commercial availability of NEXLIZET tablets.

•	July 2020: Surpassed NEXLETOL and NEXLIZET one-year managed care coverage goals, with over 80% commercial coverage and over 50% Medicare Part D coverage with preferred brand formulary status less than four months after initial launch.

Corporate and Business Development:

•	April 2020: Entered into a development and commercial collaboration agreement with Otsuka Pharmaceuticals Co., Ltd. (Otsuka) to develop and commercialize NEXLETOL and NEXLIZET tablets in Japan. Payments to Esperion under the agreement include $60 million upfront (received in April), up to an additional $450 million in development and sales milestones, approximately $100 million in development costs funded by Otsuka, and 15% to 30% tiered royalties on net product sales in Japan.

•	June 2020: $150 million payment received from Daiichi Sankyo Europe (DSE) upon completion of the transfer of Marketing Authorization for NUSTENDI tablets to DSE.

Upcoming Milestones

Fourth Quarter 2020:

•	DSE to initiate commercial rollout of NILEMDO and NUSTENDI tablets in Europe.

•	Potential Rest-of-World (ROW) development and commercial collaboration agreement.

2020 Second Quarter Financial Results

As of June 30, 2020, cash, cash equivalents, restricted cash and investment securities available-for-sale totaled $300.7 million compared with $201.7 million at December 31, 2019.

Total revenue was $212.2 million for the second quarter of 2020 and $214.1 million for the six months ended June 30, 2020. This amount includes approximately $0.6 million of net product sales and $211.6 million in collaboration revenue for the second quarter of 2020 and $1.5 million and $212.6 million, respectively, for the six months ended June 30, 2020. This compares to total revenue of $1.0 million for the second quarter of 2019 and $146.4 million for the six months ended June 30, 2019. The increase in revenue was primarily related to the $60.0 million upfront payment from the collaboration with Otsuka, $150.0 million of collaboration revenue from DSE as well as net product sales of NEXLETOL and NEXLIZET.

Research and development expenses were $35.0 million for the second quarter of 2020 and $69.7 million for the six months ended June 30, 2020, compared to $42.8 million and $89.1 million for the comparable periods in 2019. The decrease was primarily attributable to a decline in costs related to the completion of enrollment of our CLEAR CVOT, which was fully enrolled during the third quarter of 2019, and a decline in costs related to our regulatory submission activities completed in 2019.

Selling, general and administrative expenses were $47.7 million for the second quarter of 2020 and $89.2 million for the six months ended June 30, 2020, compared to $13.5 million and $25.7 million for the comparable periods in 2019. The increase was primarily attributable to costs to support the commercialization of NEXLETOL and NEXLIZET in the U.S., increases in our headcount resulting from the buildout of our approximately 300-member customer-facing team, stock-based compensation expense, and other costs to support our growth.

Esperion had net income of $124.6 million for the second quarter of 2020 and $46.4 million for the six months ended June 30, 2020, compared to net loss of $54.2 million and net income of $33.2 million for the comparable periods in 2019. Esperion had a basic and diluted net income per share of $4.50 and $4.32, respectively, for the second quarter of 2020 and $1.68 and $1.60, respectively, for the six months ended June 30, 2020, compared to a basic and diluted net loss per share of $2.01 and a basic and diluted net income per share of $1.23 and $1.16, respectively, for the comparable periods in 2019.

Esperion had approximately 27.8 million shares of common stock outstanding, with another 5.1 million issuable upon exercise of stock options and vesting of restricted stock units, and $166.3 million of the revenue interest liability outstanding as of June 30, 2020.

2020 Financial Outlook

Esperion’s cash, cash equivalents, and investments held available-for-sale as of June 30, 2020 totaled $300.7 million and expects further cash to be provided from U.S. product sales, for which Esperion is not providing guidance for in 2020, EU royalties, and upfront and/or milestone payment(s) from a potential ROW agreement for the remainder of 2020.

Research and development expenses for the full year 2020 are expected to be $135 million to $145 million. Selling, general and administrative expenses for the full year 2020 are expected to be $200 million to $210 million. These amounts do not include $30 million in non-cash stock-based compensation.

Esperion expects that current cash resources, coupled with revenue from NEXLETOL and NEXLIZET commercial net product sales are sufficient to fund continued operations through profitability. Any additional cash proceeds as a result from a ROW collaboration and the additional $50 million available to Esperion, at its option, under the Oberland Capital revenue-based funding agreement, are incremental to our path to profitably and further secures Esperion’s sustainable cash runway.

Conference Call and Webcast Information

Esperion's Lipid Management Team will host a conference call and webcast on August 10, 2020 at 4:30 P.M. Eastern Time to provide a second quarter 2020 financial results and company update. The call can be accessed by dialing (877) 312-7508 (domestic) or (253) 237-1184 (international) five minutes prior to the start of the call and providing the access code 7393523. A live audio webcast can be accessed on the investors and media section of the Esperion website at investor.esperion.com. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the Company's website for approximately 90 days.

CLEAR Cardiovascular Outcomes Trial

The effect of bempedoic acid on cardiovascular morbidity and mortality has not been determined. Esperion initiated a global cardiovascular outcomes trial (CVOT) to assess the effects of bempedoic acid on the occurrence of major cardiovascular events in patients with, or at high risk for, cardiovascular disease (CVD) who are only able to tolerate less than the lowest approved daily starting dose of a statin and are considered "statin averse." The CVOT — known as CLEAR Cardiovascular Outcomes Trial — is an event-driven, global, randomized, double-blind, placebo-controlled study that completed enrollment in August 2019 of over 14,000 patients with hypercholesterolemia and high CVD risk at over 1,400 sites in 32 countries.

Esperion Therapeutics

Through scientific and clinical excellence, and a deep understanding of cholesterol biology, the experienced Lipid Management Team at Esperion is committed to developing new LDL-C lowering medicines that will make a substantial impact on reducing global cardiovascular disease, the leading cause of death around the world. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

Esperion Therapeutics’ Commitment to Patients with Hyperlipidemia

High levels of LDL-C can lead to a build-up of fat and cholesterol in and on artery walls (known as atherosclerosis), potentially leading to cardiovascular events, including heart attack and stroke. In the U.S., 96 million people, or more than 37 percent of the adult population, have elevated LDL-C. There are approximately 18 million people in the U.S. living with elevated levels of LDL-C despite taking maximally tolerated lipid-modifying therapy — including individuals considered statin averse — leaving them at high risk for cardiovascular events1. In the United States, more than 50 percent of atherosclerotic cardiovascular disease (ASCVD) patients and heterozygous familial hypercholesterolemia (HeFH) patients who are not able to reach their guideline recommended LDL-C levels with statins alone need less than a 40 percent reduction to reach their LDL-C threshold goal2.

Esperion's mission as the Lipid Management Company is to deliver oral, once-daily medicines that complement existing oral drugs to provide the additional LDL-C lowering that these patients need.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the clinical development and commercialization plans for bempedoic acid tablet and the bempedoic acid / ezetimibe fixed dose combination tablet, including Esperion's timing, designs, plans for announcement of results regarding its CLEAR Outcomes study, timing for the review and approval of expanded indications for their effect on cardiovascular events, and Esperion's expectations for the market for medicines to lower LDL-C, including the commercial launch and market adoption of bempedoic acid tablet and the bempedoic acid / ezetimibe fixed dose combination tablet in the United States and European Union. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion's actual results to differ significantly from those projected, including, without limitation, delays or failures in Esperion’s clinical development and commercialization plans, or approval of expanded indications, that existing cash resources may be used more quickly than anticipated, that Otsuka is able to successfully commercialize bempedoic acid and the bempedoic acid / ezetimibe fixed dose combination tablet, the impact of COVID-19 on our business, clinical activities and commercial development plans, and the risks detailed in Esperion's filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

References

(1) Esperion market research on file: research project interviewing 350 physicians. Esperion Therapeutics, Inc. Sept-Oct 2018.

(2) Data on file: analysis of NHANES database. Esperion Therapeutics, Inc. 2018.

Esperion Therapeutics, Inc.

Balance Sheet Data

(In thousands)

(Unaudited)

	June 30,	December 31,
	2020	2019
Cash and cash equivalents	$298,489	$166,130
Working capital	237,490	145,634
Investments	2,247	34,651
Restricted cash	—	928
Total assets	330,352	214,447
Revenue interest liability	166,291	132,544
Common stock	28	27
Accumulated deficit	(648,904)	(695,266)
Total stockholders' equity	85,489	19,950

Esperion Therapeutics, Inc.

Statement of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Product sales, net	$609	$—	$1,467	$—
Collaboration revenue	211,627	982	212,609	146,401
Total Revenues	212,236	982	214,076	146,401

Operating expenses:
Cost of goods sold	$398	$—	$429	$—
Research and development	34,987	42,788	69,689	89,096
Selling, general and administrative	47,681	13,492	89,234	25,674
Total operating expenses	83,066	56,280	159,352	114,770

Income (loss) from operations	129,170	(55,298)	54,724	31,631

Interest expense	(4,640)	—	(8,811)	—
Other income, net	81	1,077	449	1,527
Net income (loss)	$124,611	$(54,221)	$46,362	$33,158

Net income (loss) per common share - basic	$4.50	$(2.01)	$1.68	$1.23
Net income (loss) per common share – diluted	$4.32	$(2.01)	$1.60	$1.16

Weighted average shares outstanding - basic	27,665,728	26,968,818	27,592,479	26,906,149
Weighted average shares outstanding - diluted	28,854,445	26,968,818	28,948,058	28,518,015